AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2003
                                    Registration Statement No. 333-___
______________________________________________________________________
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                                FORM S-8
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                   _________________________________
                     ANHEUSER-BUSCH COMPANIES, INC.
         (Exact name of registrant as specified in its charter)
              Delaware                          43-1162835
   (State or other jurisdiction                (IRS Employer
 of incorporation or organization)          Identification No.)
                           One Busch Place
                      St. Louis, Missouri 63118
               (Address of principal executive offices)
                     __________________________
                    ANHEUSER-BUSCH COMPANIES, INC.
                 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                       (Full title of the plan)
                      __________________________
JoBeth G. Brown, Esq.                     Copies to:
Vice President and Secretary              John A. Niemoeller, Esq.
Anheuser-Busch Companies, Inc.            The Stolar Partnership
One Busch Place                           911 Washington Avenue, 7th Fl
St. Louis, Missouri 63118                 St. Louis, Missouri 63101
(314) 577-3314                            (Name and address of agent
(Telephone number of agent for service)     for service)
                      __________________________
                      CALCULATION OF REGISTRATION FEE
Title of            Amount        Proposed    Proposed     Amount of
class of            to be         maximum     maximum      registra-
securities          Registered    offering    aggregate    tion fee
to be registered    price         offering
                    per share     price
Common Stock,
$1 Par Value Per
Share, Including    300,000       $50.825*    $15,247,500  $1,233.52
Related Rights      Shares
*  Estimated solely for purposes of calculating the registration fee.
In accordance with Rule 457(h)(1), the proposed offering price of shares was based on the average of the high and low prices reported on the New York Stock Exchange for May 12,2003.
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                            PART I
The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of
Form S-8.
                            PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents By Reference
     The following documents are incorporated in this registration statement by reference:
     (a)  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.
     (b)  The description of the Registrant's shares of common stock, including the Rights related to the shares as set forth in the Rights
Agreement relating to such Rights, contained in the Registrant's registration statement filed under the Securities Exchange Act of
1934, file no. 1-7823, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to
Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act
of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Item 4.  Description of Securities
The Registrant's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Item 5.  Interests of Named Experts and Counsel
PricewaterhouseCoopers LLP, the Registrant's independent
accountants, have no interest in the Registrant.
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Item 6.  Indemnification of Directors and Officers
The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no
reasonable cause to believe their conduct was unlawful.  A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
The Registrant's Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or the fact that such director or officer is or was serving at the request of the
Registrant as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Registrant to the full extent authorized or permitted by Delaware law.  The Restated Certificate also provides that the
Registrant may purchase and maintain insurance, may also create a trust fund, grant a security interest and/or use other means
(including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.
The Registrant has entered into indemnification agreements with its directors and its executive officers.
Item 7.  Exemptions from Registration Claimed
Not Applicable.
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Item 8.  Exhibits
All Exhibits are listed in the Exhibit Index at the end of this Part II.
Item 9.  Undertakings
     (a)  The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective; registration statement;
               (iii) To include any material information with respect to
     the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section
13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
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     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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                          SIGNATURES
The Registrant.
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on May 16, 2003.
                              ANHEUSER-BUSCH COMPANIES, INC.
                              By: /s/ JOBETH G. BROWN
                                     (JoBeth G. Brown,
                              Vice President and Secretary)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:
Signature               Title                     Date
 Patrick T. Stokes*    President and Chief     May 16, 2003
(Patrick T. Stokes)    Executive Officer
                       (Principal Executive
                       Officer)
 W. Randolph Baker*    Vice President          May 16, 2003
(W. Randolph Baker)    and Chief Financial
                       Officer (Principal
                       Financial Officer)
 John F. Kelly*        Vice President and      May 16, 2003
(John F. Kelly)        Controller (Principal
                       Accounting Officer)
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 August A. Busch III*   Chairman of the Board  May 16, 2003
(August A. Busch III)   and Director
 Carlos Fernandez G.*   Director               May 16, 2003
(Carlos Fernandez G.)
 James J. Forese*       Director               May 16, 2003
(James J. Forese)
 John E. Jacob*         Director               May 16, 2003
(John E. Jacob)
 James R. Jones*        Director               May 16, 2003
(James R. Jones)
___________________     Director
Charles F. Knight
 Vernon R. Loucks, Jr.*  Director              May 16, 2003
(Vernon R. Loucks, Jr.)
 Vilma S. Martinez*     Director               May 16, 2003
(Vilma S. Martinez)
 William Porter Payne*  Director               May 16, 2003
(William Porter Payne)
 Joyce M. Roche'*       Director               May 16, 2003
(Joyce M. Roche')
 Henry H. Shelton*      Director               May 16, 2003
(Henry H. Shelton)
 Andrew C. Taylor*      Director               May 16, 2003
(Andrew C. Taylor)
 _____________________  Director
Douglas A. Warner III
 Edward E. Whitacre, Jr.*  Director            May 16, 2003
(Edward E. Whitacre, Jr.)
                              * By:  /s/ JOBETH G. BROWN
                                         JoBeth G. Brown
                                         Attorney-in-Fact
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                         EXHIBIT INDEX
Exhibit 4.1
Anheuser-Busch Companies, Inc. Stock Plan for Non-Employee Directors.
Exhibit 5.1
Not furnished in accordance with Item 8(a) of this Form because the securities being issued are not original issuance securities.
Exhibit 23.1
Consent of Independent Accountants.
Exhibit 24.1
Power of Attorney executed by certain directors and officers of the
Registrant.
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